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EXHIBIT 21


                          Subsidiaries of the Company
                            (as of January 3, 1998)

Polychem Corporation


Centennial Printing Company


Wickersham Printing Company


Princeton Academic Press


Ivy-Tygart Acquisition Corp


Lavelle Company